AMENDMENT AND ASSIGNMENT OF THE COMMUNITY REINVESTMENT ACT QUALIFIED INVESTMENT
                             FUND CUSTODY AGREEMENT

      THIS AMENDMENT AND ASSIGNMENT dated this 6th day of September, 2006 to the Mutual Fund Custody Agreement (the "Agreement") dated as of June 15, 1999, by and between The Community Reinvestment Act Qualified Investment Fund (the "Fund"), a Delaware business trust and Wachovia Bank, National Association (formerly First Union National Bank) ("Wachovia"), shall be as follows:

      WHEREAS, the Fund and Wachovia have previously entered into the Agreement, and Fund has established and/or has an interest in one or more custodial accounts (each an "Account") with Wachovia pursuant to the terms of the Agreement.

      WHEREAS, effective December 30, 2005, Wachovia Corporation sold its institutional custody services business to U.S. Bank National Association ("U.S. Bank").

      WHEREAS, the parties desire to amend the Agreement to assign the Agreement from Wachovia to U.S. Bank; and

      WHEREAS, section 14 of the Agreement allows for its amendment by a written instrument executed by both parties.

      NOW, THEREFORE, the parties agree as follows:

      Effective as of the date indicated above, all references to Wachovia Bank, N.A. in the Agreement should be replaced with U.S. Bank, N.A.

      U.S. Bank represents that it is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency. U.S. Bank hereby: (i) confirms it is qualified to establish and maintain the Account(s) and act as custodian to the Fund; (ii) confirms the assignment and its acceptance of the powers, rights, functions, duties and interests as successor to Wachovia under the Agreement; (iii) represents that it is eligible, and satisfies all applicable requirements and qualifications to become successor custodian, and (iv) agrees to perform each of such duties and obligations provided in the Agreement and subject to the provisions currently set forth therein.

      Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment and
Assignment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE COMMUNITY REINVESTMENT              U.S. BANK, N.A.
ACT QUALIFIED INVESTMENT FUND


By: /s/ Barbara R. VanScoy              By: /s/ Michael R. McVoy
    ------------------------------          ---------------------------------
Name: Barbara R. VanScoy                Name: Michael R. McVoy
Title: Managing Director                Title: Vice President


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